Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SKILLSOFT CORP.

FIRST: The board of directors of Skillsoft Corp. (the “Corporation”) duly adopted resolutions approving this Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article VII of the Second Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

ARTICLE VII

LIMITATION OF PERSONAL LIABILITY

A.         To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

B.         Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

SECOND: The Stockholders approved and adopted this Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation at an annual meeting of stockholders held on July 20, 2023, in accordance with the provisions of Section 222 of the DGCL.

THIRD: Except as amended hereby, the provisions of the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on the 21st day of July 2023.

SKILLSOFT CORP.

By: /s/ Joseph T. Ruble

Name:          Joseph T. Ruble

Title:          Assistant Secretary